Exhibit 23.2

[STEGMAN & COMPANY LETTERHEAD]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Registration Statement on Form S-1 filed with the Securities and Exchange Commission and in the Application for Conversion on Form AC filed with the Office of Thrift Supervision of our report dated May 14, 2010 on the consolidated statements of financial condition of Fraternity Federal Savings and Loan Association, Inc. and Subsidiary as of December 31, 2009 and 2008, and the related consolidated statements of income, comprehensive income, retained earnings and cash flows for each of the years then ended.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus that is part of the Registration Statement and the Application for Conversion.

/s/    Stegman & Company

Baltimore, Maryland

February 3, 2011